Exhibit 10.1

QLOGIC CORPORATION

2005 PERFORMANCE INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR EQUITY AWARD PROGRAM

(Amended and Restated Effective May 22, 2014)

1.	Establishment; Purpose

This Non-Employee Director Equity Award Program (this “Program”) is adopted under, and any shares of Common Stock issued with respect to awards granted under this Program after the date of its adoption shall be charged against the applicable share limits of, the QLogic Corporation 2005 Performance Incentive Plan (the “Plan”). The purpose of this Program is to promote the success of the Corporation and the interests of its stockholders by providing members of the Board who are not officers or employees of the Corporation or one of its Subsidiaries (“Non-Employee Directors”) an opportunity to acquire an ownership interest in the Corporation and more closely aligning the interests of Non-Employee Directors and stockholders. This Program shall be effective as of the date of its adoption by the Board, and certain Plan amendments were approved by the Corporation’s stockholders at the Corporation’s 2008 annual meeting (the “2008 Annual Meeting”) (including, without limitation, the deletion of the automatic director grant provisions of the Plan set forth in Appendix A thereof). Except as otherwise expressly provided herein, the provisions of the Plan shall govern all awards made pursuant to this Program. Capitalized terms are defined in the Plan if not defined herein.

2.	Participation

Equity award grants under this Program (each such award, a “Director Award”) shall be made only to Non-Employee Directors who have not, within three (3) years immediately preceding the applicable date of such grant, received any stock option, stock bonus, stock appreciation right or other similar stock award from the Corporation or any of its Subsidiaries, except as provided by this Program or pursuant to Appendix A of the Plan prior to the 2008 Annual Meeting (an “Eligible Director”).

3.	Equity Award Grants

3.1 Initial Award Grant. If any person who is not then an officer or employee of the Corporation shall first become a Non-Employee Director on or after the date of the 2008 Annual Meeting, there shall be granted automatically to such person on such date a Director Award on the terms set forth below (the “Initial Grant”); provided that no such Initial Grant shall be made to any Non-Employee Director who does not then qualify as an Eligible Director.

3.2 Subsequent Annual Award Grants. Subject to Section 3.3, there shall be granted automatically at the close of business on the date of the first annual meeting of stockholders of the Corporation each year at which the members of the Board are elected or reelected (each such date, an “Annual Meeting Date”), a Director Award on the terms set forth below to each Eligible Director who is re-elected as a director of the Corporation at such meeting (each, an “Annual Grant”).

3.3 Proration of Annual Grants. If a period of less than twelve (12) months has elapsed between (i) the date that a Non-Employee Director first received a Director Award pursuant to Section 3.1 above or, prior to the date of the 2008 Annual Meeting, pursuant to Section A.2(a) of Appendix A of the Plan (the date of grant of any such award, an “Initial Award Date”) and (ii) the Annual Meeting Date, then the number of shares of Common Stock subject to any Annual Grant granted to an Eligible Director pursuant to Section 3.2 shall be prorated by multiplying (x) the number of such shares or units, as applicable, subject to such Annual Grant (as determined under Section 4 below), by (y) a fraction, the numerator of which shall be the number of days from and including the Initial Award Date through and including the Annual Meeting Date, and the denominator of which shall be the number of days since the last annual meeting of stockholders at which the members of the Board were elected or reelected preceding the Annual Meeting Date through and including the Annual Meeting Date (but in no event shall such fraction be greater than one (1)).

3.4 Maximum Number of Shares. Notwithstanding any other provision herein or in the Plan, Director Awards hereunder that would otherwise exceed any applicable share limit of Section 4.2 of the Plan shall be prorated within such limitation.

4.	Determination of Grant Levels

4.1 Board or Administrator Approval. In each calendar year during the term of the Plan, commencing in 2008, the Board or the Administrator (which, if appointed for purposes of this Program, must be a committee of the Board) will determine, on or prior to the Annual Meeting Date for such calendar year, the grant levels for the Director Awards to be made to Non-Employee Directors under this Program for the period commencing on such Annual Meeting Date and ending on the day before the next succeeding Annual Meeting Date (the “Director Grant Period”). The action of the Board or the Administrator, as applicable, shall set forth its approval of such Annual Grants and any Initial Grants that may be made during the Director Grant Period commencing on such Annual Meeting Date and shall set forth each determination required to be made pursuant to Section 4.2.

4.2 Types of Awards and Grant Levels. Each Initial Grant made pursuant to this Program shall consist of a nonqualified stock option and an award of restricted stock units. Each Annual Grant made pursuant to this Program shall consist of an award of restricted stock units. If a Non-Employee Director who is serving as Chairman of the Board is entitled to an Annual Grant under Section 3.2, the grant levels for such grant will be determined independently from the Annual Grant levels determined for the other Non-Employee Directors as provided below in this Section 4.2. The number of shares of Common Stock subject to each Initial Grant and Annual Grant shall be determined as follows:

•	The value of equity awards granted to non-employee directors of each of a peer group of companies for the Corporation selected by the Board or the Administrator for the applicable year (the “Peer Group”) will be determined by the Board or Administrator (with options and similar awards granted by such companies being valued as of the date of grant of the respective award using a Black – Scholes or similar valuation model and with restricted stock units and similar awards granted by such companies being valued as of the date of grant of the respective award based on the closing market price on that date of grant of the shares subject to the award), with separate determinations being made each year for the value of equity awards granted to non-employee directors generally, the value of equity awards granted to non-employee directors serving as Chairman of the Board (or equivalent title), and the value of equity awards granted to newly elected or appointed non-employee directors. The Board or the Administrator will determine each year (i) a target amount (expressed in dollars) for the Corporation’s Non-Employee Directors not serving as Chairman of the Board (or equivalent title); (ii) if a Non-Employee Director is then serving as Chairman of the Board (or equivalent title), a target amount (expressed in dollars) for the Corporation’s Chairman of the Board; and (iii) a target amount (expressed in dollars) for any newly elected or appointed Non-Employee Director (each, a “Target Amount”). The Target Amount determined for new Non-Employee Directors under clause (iii) above shall apply to any Non-Employee Director newly elected or appointed to the Board during the applicable Director Grant Period identified in Section 4.1. The Board or the Administrator, as applicable, will have discretion to make appropriate adjustments in the data for the Peer Group and/or the Target Amounts as necessary to carry out the intent of these provisions (which may include, without limitation, adjustments to mitigate the effects of extraordinary one-time grants made by Peer Group members, extraordinary changes in the time commitments of directors, differences in the timing or frequency of grants, unusual grant terms or types of awards not contemplated, or similar circumstances).

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In the case of an Initial Grant, 50% of the Target Amount for any newly elected or appointed Non – Employee Director will be delivered in the form of a nonqualified stock option and 50% of the Target Amount for any newly elected or appointed Non – Employee Director will be delivered in the form of an award of restricted stock units. In the case of an Annual Grant, 100% of the Target Amount will be delivered in the form of an award of restricted stock units. The number of shares of Common Stock that will be subject to any such restricted stock unit award will equal (i) the dollar value of the portion of the applicable Target Amount to be granted in the form of such restricted stock unit award, divided by (ii) the fair market value of a share of Common Stock on the applicable grant date; provided, however, that in the event the fair market value of a share of Common Stock on the applicable grant date for an

Annual Grant is less than $10.00 per share, then the dollar value of the applicable Target Amount to be granted in the form of such restricted stock unit award will be divided by $10.00. The number of shares of Common Stock that will be subject to any such nonqualified stock option will equal (x) the dollar value of the portion of the applicable Target Amount to be granted in the form of such nonqualified stock option, divided by (y) the per-share fair value of the option on the applicable grant date (based on the Black – Scholes or similar valuation method and assumptions then generally used by the Corporation in valuing its options for financial statement purposes).

5.	Terms of Options

The purchase price per share of the Common Stock covered by each stock option granted pursuant to this Program shall be 100% of the fair market value (as that term is defined in Section 5.6 of the Plan) of the Common Stock on the date of grant of the option. The exercise price of any stock option granted under this Program shall be paid in full at the time of each purchase in any of the following methods (or combination thereof): (i) cash, check payable to the order of the Corporation, or electronic funds transfer, (ii) subject to compliance with all applicable laws, rules and regulations, and subject to such procedures as the Administrator may adopt, the delivery of previously owned shares of Common Stock or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. Each stock option granted under this Program and all rights or obligations thereunder shall commence on the date of grant of the award and expire no later than ten years thereafter, subject to earlier termination as provided in Section 8 below.

6.	Payment of Restricted Stock Units

Restricted stock units granted pursuant to this Program shall be payable in an equivalent number of shares of Common Stock as soon as practicable after (and in all events within two and one-half months after) such units vest in accordance with Section 7.

7.	Vesting of Equity Awards

Subject to earlier termination as provided in Section 8 below, each nonqualified stock option and each award of restricted stock units granted under this Program shall become vested in the following manner:

•	Each Initial Grant granted under this Program shall become vested as to one-third (1/3) of the total number of shares of Common Stock subject to the option or restricted stock unit award, as applicable, on each of the first, second and third anniversaries of the date of grant; and

•	Each Annual Grant granted under this Program shall become vested as to the total number of shares of Common Stock subject to the restricted stock unit award on the earlier of (i) the day prior to the annual meeting of the Corporation’s stockholders that occurs in the calendar year following the calendar year in which the award is granted or (ii) the first anniversary of the date of grant.

8.	Termination of Directorship

If an Eligible Director’s services as a member of the Board terminate for any reason, (a) any portion of a stock option granted pursuant to this Program which is not then vested and exercisable shall immediately terminate, and any portion of such option which is then vested and exercisable may be exercised within a period of one (1) year after the date of such termination, or until the expiration of the option or termination of the option pursuant to Section 7.4 of the Plan, whichever first occurs, and (b) any portion of a restricted stock unit award granted pursuant to this Program which is not then vested shall terminate as of the date of such Eligible Director’s termination of service.

9.	Plan Provisions; Award Agreement; Amendments; Administration

Each equity award granted under this Program shall otherwise be subject to the terms of the Plan (including, without limitation, the provisions of Section 7.1 of the Plan respecting adjustments to awards that are outstanding as of the date of an event contemplated therein and Section 7.4 of the Plan respecting early termination of outstanding awards). Each award granted hereunder shall be evidenced by a written award agreement in the form approved by the Board or the Compensation Committee of the Board for use in evidencing equity award grants made pursuant to this Program. The Board may from time to time amend this Program without stockholder approval; provided that no such amendment shall materially and adversely affect the rights of a Non-Employee Director as to an option granted under this Program before the adoption of such amendment. This Program does not limit the Board’s authority to make other, discretionary award grants to Non-Employee Directors pursuant to the Plan. The Plan Administrator’s power and authority to construe and interpret the Plan and awards thereunder pursuant to Section 3.2 of the Plan shall extend to this Program and awards granted hereunder. As provided in Section 3.3 of the Plan, any action taken by, or inaction of, the Administrator relating or pursuant to this Program and within its authority or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

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